Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (File No. 333-226501, File No. 333-265362, File No. 333-226502, File No. 333-226501, File No. 333-222213, File No. 333-211749, File No. 333-208812, File No. 333-180118, File No. 333-159470, File No. 333-135002, File No. 333-60488, File No. 333-81535, File No. 333-65885, and File No. 033-79450) of L.B. Foster Company and subsidiaries; of our reports dated March 10, 2023, with respect to the consolidated financial statements and schedule of L.B. Foster Company and subsidiaries and the effectiveness of internal control over financial reporting of L.B. Foster Company and subsidiaries included in this Annual Report (Form 10-K) of L.B. Foster Company and subsidiaries for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 10, 2023